EXHIBIT 99:


       ELSINORE FILES PLAN OF REORGANIZATION


          LAS VEGAS, Nevada, March 1, 1996...Elsinore
     Corporation (ASE/PSE:ELS) today announced that it has filed with the U.S. Bankruptcy Court for the District of Nevada a proposed Plan of Reorganization and accompanying Disclosure Statement related to the Company's filing for Chapter 11 protection on October 31, 1995 under the U.S. Bankruptcy Code. The Plan was filed in accordance with a settlement that Elsinore recently reached with the holders of the 12.5% First Mortgage Notes who assert a $60 million claim against the company.

          Under the terms of the Plan, the 12.5% First Mortgage Noteholders will receive 87.5% of the common shares of the reorganized Elsinore in consideration for a reduction of their claim from approximately $60 million to $30 million. In addition, the company's 20% Senior Mortgage Noteholders would retain their $3 million in outstanding principal plus accrued interest and would be paid at an interest rate of 10% per annum or other appropriate interest rate approved by the bankruptcy court. The company's convertible subordinated noteholders, who currently assert claims for approximately $1.5 million, would receive 2.5% of the common shares of the reorganized Elsinore.

          The U.S. Internal Revenue Service ("IRS"), which asserts a claim of approximately $3 million, would be paid in accordance with the Bankruptcy Code or in such manner as otherwise agreed by the IRS. Also as part of the Plan, $1.5 million will be placed in a pool for payment to unsecured creditors over a two-year period. Existing Elsinore shareholders will hold 10% of the common stock of the reorganized Elsinore. Moreover, after implementation of the Plan, a rights offering will be made to the shareholders to raise $5 million to provide additional funding for Elsinore's operations and capital improvements.

          Frank L. Burrell, Jr., Chairman of the Board, will remain as an officer until June 15, 1996, or the confirmation date of the Plan, whichever is earlier. Thomas
     E. Martin, president and chief executive officer, will remain in his position until the confirmation date. Gary Acord, senior vice president and chief financial officer, will remain in his position until April 1, 1996. Subsequent to the confirmation of the Plan, management of the reorganized Elsinore will be as designated by the First Mortgage Noteholders.

          The Plan is subject to approval by the Bankruptcy
     Court which is presiding over the Chapter 11 cases involving the Company and certain of its subsidiaries. The approval process likely will take several months, and there is no assurance that the Plan will be approved by the Bankruptcy Court. Also, the Plan and Disclosure Statement may be amended by the Company prior to its approval by the Court.

          Trading in the Company's common stock continues to be halted by the American Stock Exchange. As previously reported, the Exchange intends to review the company's continued listing eligibility concurrently with its progress in the Chapter 11 preceding.

          Elsinore Corporation owns and operates the Four Queens, a downtown Las Vegas Hotel and Casino offering 690 rooms, meeting facilities, four restaurants, 1050 slot machines, and numerous blackjack, craps and other table games.

          For information on Elsinore Corporation via facsimile at no cost, simply call 1-800-PRO-INFO and dial company code
     177.